UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 6, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

                                                                    NEWS RELEASE

                                                        CONTACTS: (408) 995-5115
                                       Media Relations:  Katherine Potter, x1168
                                        Investor Relations:  Rick Barraza, x1125


              Calpine Announces Pricing on $1 Billion of Securities

     (SAN JOSE, CALIF.) / PR NEWSWIRE-First Call / November 6, 2003 - Calpine Corporation [NYSE:CPN], a leading North American power company, today announced that it has priced its separate offerings of senior unsecured convertible notes and second priority senior secured notes. The pricing for the securities is as follows:

     o $400 million offering of 9 7/8% Second Priority Senior Secured Notes due 2011, offered at 98.01% of par. This offering is expected to close on November 18, 2003. The company expects to use the net proceeds from this offering to purchase approximately $433.6 million face value of outstanding senior notes, including $200.0 million of 4% convertible senior notes, at a total cost of approximately $380.9 million.
          Remaining net proceeds will be used to repurchase other existing indebtedness.

     o $600 million offering of 4 3/4% Senior Unsecured Convertible Notes due 2023. The securities will be convertible into cash and into shares of Calpine common stock at a price of $6.50 per share, which represents a 38% premium on the November 6, 2003 New York Stock Exchange closing price of $4.71 per Calpine common share. In addition, the company has granted the initial purchaser an option to purchase an additional $300 million of the senior unsecured convertible notes. This offering is expected to close on November 14, 2003. Net proceeds from the offering will be used to repurchase existing indebtedness.

     Both offerings will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. Securities laws applicable to private placements under Rule 144A limit the extent of information that can be provided at this time.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  November 7, 2003